Exhibit 99(c)(13)

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Project Oak Tree

Potential Buyers Contact Summary

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Champions of Growth

November 15, 2005

Potential Buyers Contact Summary
Strategic Buyers Contact Summary	($ in millions)

Made	Sent	NDA	Mgmt.
Names to Contact	Contact	Teaser / NDA	Decline	Executed	Presentation	Comments

ACCESS	x	11/15/05: Will hear back later this month.
Alcatel	x	11/15/05: Initiated contact.
Comverse	x	x	11/15/05: Teaser sent.
F5 Networks	x	11/15/05: Sent an e-mail.
Intellisync	x	x	11/14/05: Intellisync requested more time to respond.
LogicaCMG	Hold off for now.
Lucent	x	11/15/05: Left a follow-up voicemail.
Motorola	x	x	11/9/05: Sent Teaser.
Nortel	x	11/15/05: Left a follow-up voicemail.
Openwave	Hold off for now.
Siemens	Hold off for now.
Telcordia Technologies	Hold off for now.

Total	12	8	3	0	0	0

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Potential Buyers Contact Summary

Financial Buyers Contact Summary

Made	Sent	NDA	Mgmt.
Names to Contact	Contact	Teaser / NDA	Decline	Executed	Presentation	Comments

Accel/KKR	x	x	11/11/05: Sent Teaser.
Battery Ventures	x	11/15/05: Left a voicemail.
Francisco Partners	x	11/11/05: Initiated contact.
Golden Gate Capital	x	x	11/10/05: Sent Teaser.
Shah Capital	x	x	11/9/05: Sent Teaser.
Vector Capital	11/15/05: Hold off for now.
Garnett & Helfrich Capital	x	11/15/05: Initiated contact.
The Gores Group	x	x	11/14/05: Teaser and NDA sent.
Austin Ventures	x	x	x	x	11/14/05: TWP to follow-up.

Total	9	8	5	0	1	1

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